Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Board of Directors
Mexus Gold US

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated July 15, 2015, included Mexus Gold US’s Annual Report on Form 10-K for the year ended May 31, 2015, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

/s/De Joya Griffith, LLC

Henderson, Nevada
July 17, 2015